EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Calvert Social Investment Fund and The Board of Directors of Calvert World Values Fund, Inc. and Calvert Impact Fund, Inc.:

We consent to the use of our reports, dated November 23, 2016, with respect to the financial statements of Calvert Balanced Portfolio, Calvert Equity Portfolio, Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Aggressive Allocation Fund, each a series of Calvert Social Investment Fund, and Calvert Capital Accumulation Fund, Calvert International Equity Fund, Calvert International Opportunities Fund, and Calvert Emerging Markets Equity Fund, each a series of Calvert World Values Fund, Inc., and Calvert Small Cap Fund, a series of Calvert Impact Fund, Inc., as of September 30, 2016, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 2, 2017